Exhibit 99.1

          BWXT Amends $135 Million Revolving Credit Facility

    NEW ORLEANS--(BUSINESS WIRE)--March 24, 2005--BWX Technologies, Inc. ("BWXT"), a subsidiary of McDermott International, Inc. (NYSE:MDR) ("McDermott"), announced today that it and a group of lenders have entered into the First Amendment to BWXT's Revolving Credit Agreement. The amended credit facility provides BWXT committed credit capacity of $135 million, which can later be increased to $150 million. The First Amendment extends the maturity date of the Revolving Credit Agreement to March 18, 2010, reduces the annual commitment fee on the facility to 37.5 basis points and modifies certain covenants including increasing permitted acquisitions to $75 million over a twelve-month period and increasing allowable unsecured debt to $20 million. Calyon, New York Branch (formerly Credit Lyonnais, New York Branch) served as administrative agent on the First Amendment.
    "I appreciate the commitment and confidence our lenders are showing to BWXT," said John Fees, president and chief operating officer of BWXT. "The amended facility provides BWXT with the long-term credit capacity it needs with pricing and terms that reflect our strong financial performance."
    BWXT, headquartered in Lynchburg, Va., supplies nuclear operations services and products to the U.S. government and commercial clients. The Company manages complex production facilities and advanced energy products. Among its diverse capabilities are decontamination and decommissioning, waste management, engineering, and project management services.
    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy. Additional information on McDermott can be obtained at www.mcdermott.com.

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact McDermott's actual results of operations. The forward-looking statements in this press release include, among other things, statements about BWXT's long-term credit capacity. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation, fluctuations in BWXT's liquidity position and credit requirements. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended Dec. 31, 2003 and its 2004 quarterly reports filed with the Securities and Exchange Commission.

    CONTACT: McDermott International, Inc., Houston
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com
             www.mcdermott.com